Exhibit 26(h)(xii)
FUND PARTICIPATION AGREEMENT

This Agreement is entered into as of the 11 day of April
1997, between Prudential Insurance Company of America a life insurance company organized under the laws of the State of New
Jersey ("Insurance Company"), and each of DREYFUS VARIABLE
INVESTMENT FUND, THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND,
INC. and DREYFUS LIFE AND ANNUITY INDEX FUND, INC. (d/b/a DREYFUS
STOCK INDEX FUND) (each a "Fund").

ARTICLE I
DEFINITIONS

1.1    "Act" shall mean the Investment Company Act of 1940, as
amended.

1.2    "Board" shall mean the Board of Directors or Trustees, as
the case may be, of a Fund, which has the responsibility for management and control of the Fund.

l.3    "Business Day" shall mean any day for which a Fund
calculates net asset value per share as described in the
Fund's Prospectus.

1.4	"Commission" shall mean the Securities and Exchange
Commission.

1.5    "Contract” shall mean a variable annuity or life insurance contract that uses any Participating Fund (as defined below)
as an underlying investment medium. Individuals who
participate under a group Contract are "Participants."

1.6    "Contractholder" shall mean any entity that is a party to a
Contract with a Participating Company (as defined below).

1.7    "Disinterested Board Members" shall mean those members of
the Board of a Fund that are not deemed to be "interested
persons" of the Fund, as defined by the Act.

1.8    "Dreyfus" shall mean The Dreyfus Corporation and its
affiliates, including Dreyfus Service Corporation.

1.9    "Participating Companies" shall mean any insurance company
(including Insurance Company) that offers variable annuity
and/or variable life insurance contracts to the public and
that has entered into an agreement with one or more of the
Funds.

1.10	“Participating Fund” shall mean each Fund, including, as
applicable, any series thereof, specified in Exhibit A, as
such Exhibit may be amended from time to time by agreement
of the parties hereto, the shares of which are available to
serve as the underlying investment medium for the aforesaid
Contracts.

1.11	"Prospectus" shall mean the current prospectus and statement of additional information of a Fund, as most recently filed
with the Commission.

1.12	"Separate Account” shall mean The Prudential Variable
Contract Account GI-2, a separate account established by
Insurance Company in accordance with the laws of the State
of New Jersey.

1.13	"Software Program" shall mean the software program used by a
Fund for providing Fund and account balance information
including net asset value per share. Such Program may
include the Lion System. In situations where the Lion
System or any other Software Program used by a Fund is not
available, such information may be provided by telephone.
The Lion System shall be provided to Insurance Company at no charge.

1.14	"Insurance Company's General Account(s)" shall mean the
general account(s) of Insurance Company and its affiliates
that invest in a Fund.

ARTICLE II
REPRESENTATIONS

2.1	Insurance Company represents and warrants that (a) it is an
insurance company duly organized and in good standing under
applicable law; (b) it has legally and validly established
the Separate Account pursuant to the New Jersey Insurance
Code for the purpose of offering to the public certain
individual and group variable annuity and life insurance
contracts; (c) it has registered the Separate Account as a
unit investment trust under the Act to serve as the
segregated investment account for the Contracts; and (d) the
Separate Account is eligible to invest in shares of each
Participating Fund without such investment disqualifying any
Participating Fund as an investment medium for insurance
company separate accounts supporting variable annuity
contracts or variable life insurance contracts.

2.2	Insurance Company represents and warrants that (a) the
Contracts will be described in a registration statement
filed under the Securities Act of 1933, as amended (“1933
Act"); (b) the Contracts will be issued and sold in
compliance in all material respects with all applicable
federal and state laws; and (c) the sale of the Contracts
shall comply in all material respects with state insurance
law requirements. Insurance Company agrees to notify each
Participating Fund promptly of any investment restrictions
imposed by state insurance law and applicable to the
Participating Fund.

2.3	Insurance Company represents and warrants that the income,
gains and losses, whether or not realized, from assets
allocated to the Separate Account are, in accordance with
the applicable Contracts, to be credited to or charged
against such Separate Account without regard to other
income, gains or losses from assets allocated to any other
accounts of Insurance Company. Insurance Company represents
and warrants that the assets of the Separate Account are and will be kept separate from Insurance Company's General
Account and any other separate accounts Insurance Company
may have, and will not be charged with liabilities from any
business that Insurance Company may conduct or the
liabilities of any companies affiliated with Insurance
Company.

2.4	Each Participating Fund represents that it is registered
with the Commission under the Act as an open-end, management investment company and possesses, and shall maintain, all
legal and regulatory licenses, approvals, consents and/or
exemptions required for the Participating Fund to operate
and offer its shares as an underlying investment medium for
Participating Companies.

2.5	Each Participating Fund represents that it is currently
qualified as a regulated investment company under Subchapter
M of the Internal Revenue Code of 1986, as amended (the
"Code"), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or
similar provision) and that it will notify Insurance Company immediately upon having a reasonable basis for believing
that it has ceased to so qualify or that it might not so
qualify in the future.

2.6	Insurance Company represents and agrees that the Contracts
are currently, and at the time of issuance will be, treated
as life insurance policies or annuity contracts, whichever
is appropriate, under applicable provisions of the Code, and that it will make every effort to maintain such treatment
and that it will notify each Participating Fund and Dreyfus
immediately upon having a reasonable basis for believing
that the Contracts have ceased to be so treated or that they might not be so treated in the future. Insurance Company
agrees that any prospectus offering a Contract that is a
“modified endowment contract,” as that term is defined in
Section 7702A of the Code, will identify such Contract as a
modified endowment contract (or policy).

2.7	Each Participating Fund agrees that its assets shall be
managed and invested in a manner that complies with the
requirements of Section 817 (h) of the Code.

2.8	Insurance Company agrees that each Participating Fund shall
be permitted (subject to the other terms of this Agreement)

to make its shares available to other Participating
Companies and Contractholders.

2.9	Each Participating Fund represents and warrants that any of
its directors, trustees, officers, employees, investment
advisers, and other individuals/entities who deal with the
money and/or securities of the Participating Fund are and
shall continue to be at all times covered by a blanket
fidelity bond or similar coverage for the benefit of the
Participating Fund in an amount not less than that required
by Rule 17g-1 under the Act. The aforesaid Bond shall
include coverage for larceny and embezzlement and shall be
issued by a reputable bonding company.

2.10	Insurance Company represents and warrants that all of its
employees and agents who deal with the money and/or
securities of each Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or
similar coverage in an amount not less than the coverage
required to be maintained by the Participating Fund.    The
aforesaid Bond shall include coverage for larceny and
embezzlement and shall be issued by a reputable bonding
company.

2.11	Insurance Company agrees that Dreyfus shall be deemed a
third party beneficiary under this Agreement and may enforce any and all rights conferred by virtue of this Agreement.

ARTICLE III
FUND SHARES

3.1	The Contracts funded through the Separate Account will
provide for the investment of certain amounts in shares of
each Participating Fund.

3.2	Each Participating Fund agrees to make its shares available
for purchase at the then applicable net asset value per
share by Insurance Company and the Separate Account on each
Business Day pursuant to rules of the Commission.
Notwithstanding the foregoing, each Participating Fund may
refuse to sell its shares to any person, or suspend or
terminate the offering of its shares, if such action is
required by law or by regulatory authorities having
jurisdiction or is, in the sole discretion of its Board,
acting in good faith and in light of its fiduciary duties
under federal and any applicable state laws, necessary and
in the best interests of the Participating Fund's
shareholders.

3.3	Each Participating Fund agrees that shares of the
Participating Fund will be sold only to (a) Participating
Companies and their separate accounts or (b) “qualified
pension or retirement plans" as determined under Section
817(h)(4) of the Code.    Except as otherwise set forth in

this Section 3.3, no shares of any Participating Fund will
be sold to the general public.

3.4	Each Participating Fund shall use its best efforts to
provide closing net asset value, dividend and capital gain
information on a per-share basis to Insurance Company by
6:00 p.m. Eastern time on each Business Day. Any material
errors in the calculation of net asset value, dividend and
capital gain information shall be reported immediately upon
discovery to Insurance Company.    Non-material errors will be
corrected in the next Business Day's net asset value per
share.

3.5	At the end of each Business Day, Insurance Company will use
the information described in Sections 3.2 and 3.4 to
calculate the unit values of the Separate Account for the
day. Using this unit value, Insurance Company will process
the day's Separate Account transactions received by it by
the close of trading on the floor of the New York Stock
Exchange (currently 4:00 p.m. Eastern time) to determine the net dollar amount of each Participating Fund's shares that
will be purchased or redeemed at that day's closing net
asset value per share. The net purchase or redemption
orders will be transmitted to each Participating Fund by
Insurance Company by ll:00 a.m. Eastern time on the Business
Day next following Insurance Company's receipt of that
information. Subject to Sections 3.6 and 3.8, all purchase
and redemption orders for Insurance Company's General
Accounts shall be effected at the net asset value per share
of each Participating Fund next calculated after receipt of
the order by the Participating Fund or its Transfer Agent.

3.6	Each Participating Fund appoints Insurance Company as its
agent for the limited purpose of accepting orders for the
purchase and redemption of Participating Fund shares for the
Separate Account. Each Participating Fund will execute
orders at the applicable net asset value per share
determined as of the close of trading on the day of receipt
of such orders by Insurance Company acting as agent
(“effective trade date”), provided that the Participating
Fund receives notice of such orders by 11:00 a.m. Eastern
time on the next following Business Day and, if such orders
request the purchase of Participating Fund shares, the
conditions specified in Section 3.8, as applicable, are
satisfied.    A redemption or purchase request that does not
satisfy the conditions specified above and in Section 3.8,
as applicable, will be effected at the net asset value per
share computed on the Business Day immediately preceding the next following Business Day upon which such conditions have
been satisfied in accordance with the requirements of this
Section and Section 3.8.

3.7	Insurance Company will make its best efforts to notify each
applicable Participating Fund in advance of any unusually
large purchase or redemption orders.

3.8	If Insurance Company's order requests the purchase of a
Participating Fund's shares, Insurance Company will pay for
such purchases by wiring Federal Funds to the Participating
Fund or its designated custodial account on the day the
order is transmitted. Insurance Company shall make all
reasonable efforts to transmit to the applicable
Participating Fund payment in Federal Funds by 12:00 noon
Eastern time on the Business Day the Participating Fund
receives the notice of the order pursuant to Section 3.5.
Each applicable Participating Fund will execute such orders
at the applicable net asset value per share determined as of the close of trading on the effective trade date if the
Participating Fund receives payment in Federal Funds by
12:00 midnight Eastern time on the Business Day the
Participating Fund receives the notice of the order pursuant
to Section 3.5.    If payment in Federal Funds for any
purchase is not received or is received by a Participating
Fund after 12:00 noon Eastern time on such Business Day,
Insurance Company shall promptly, upon each applicable
Participating Fund's request, reimburse the respective
Participating Fund for any charges, costs, fees, interest or other expenses incurred by the Participating Fund in
connection with any advances to, or borrowings or overdrafts by, the Participating Fund, or any similar expenses incurred by the Participating Fund, as a result of portfolio
transactions effected by the Participating Fund based upon
such purchase request. If Insurance Company's order
requests the redemption of any Participating Fund's shares
valued at or greater than $1 million dollars, the
Participating Fund will wire such amount to Insurance
Company within seven days of the order.

3.9	Each Participating Fund has the obligation to ensure that
its shares are registered with applicable federal agencies
at all times.

3.10	Each Participating Fund will confirm each purchase or
redemption order made by Insurance Company. Transfer of
Participating Fund shares will be by book entry only.    No
share certificates will be issued to Insurance Company.
Insurance Company will record shares ordered from a
Participating Fund in an appropriate title for the
corresponding account.

3.11	Each Participating Fund shall credit Insurance Company with
the appropriate number of shares.

3.12	On each ex-dividend date of a Participating Fund or, if not
a Business Day, on the first Business Day thereafter, each
Participating Fund shall communicate to Insurance Company

the amount of dividend and capital gain, if any, per share.
All dividends and capital gains shall be automatically
reinvested in additional shares of the applicable
Participating Fund at the net asset value per share on the
ex-dividend date.    Each Participating Fund shall, on the day
after the ex-dividend date or, if not a Business Day, on the first Business Day thereafter, notify Insurance Company of
the number of shares so issued.

ARTICLE IV
STATEMENTS AND REPORTS

4.1	Each Participating Fund shall provide monthly statements of
account as of the end of each month for all of Insurance
Company's accounts by the fifteenth (15th) Business Day of
the following month.

4.2	Each Participating Fund shall distribute to Insurance
Company copies of the Participating Fund's Prospectuses,
proxy materials, notices, periodic reports and other printed materials (which the Participating Fund customarily provides to its shareholders) in quantities as Insurance Company may
reasonably request for distribution to each Contractholder
and Participant.

4.3	Each Participating Fund will provide to Insurance Company at least one complete copy of all registration statements,
Prospectuses, reports, proxy statements, sales literature
and other promotional materials, applications for
exemptions, requests for no-action letters, and all
amendments to any of the above, that relate to the
Participating Fund or its shares, contemporaneously with the filing of such document with the Commission or other
regulatory authorities.

4.4	Insurance Company will provide to each Participating Fund at least one copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other
promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the
above, that relate to the Contracts or the Separate Account, contemporaneously with the filing of such document with the
Commission.

ARTICLE V
EXPENSES

5.1	The charge to each Participating Fund for all expenses and
costs of the Participating Fund, including but not limited
to management fees, administrative expenses and legal and
regulatory costs, will be made in the determination of the
Participating Fund's daily net asset value per share so as
to accumulate to an annual charge at the rate set forth in
the Participating Fund's Prospectus.    Excluded from the
expense limitation described herein shall be brokerage
commissions and transaction fees and extraordinary expenses.

5.2	Except as provided in this Article V and, in particular in
the next sentence, Insurance Company shall not be required
to pay directly any expenses of any Participating Fund or
expenses relating to the distribution of its shares.
Insurance Company shall pay the following expenses or costs:

a.	Such amount of the production expenses of any
Participating Fund materials, including the cost of
printing a Participating Fund's Prospectus, or
marketing materials for prospective Insurance Company
Contractholders and Participants as Dreyfus and
Insurance Company shall agree from time to time.

b.	Distribution expenses of any Participating Fund
materials or marketing materials for prospective
Insurance Company Contractholders and Participants.

c.	Distribution expenses of any Participating Fund
materials or marketing materials for Insurance Company
Contractholders and Participants.

Except as provided herein, all other expenses of each
Participating Fund shall not be borne by Insurance Company.

ARTICLE VI
EXEMPTIVE RELIEF

6.1	Insurance Company has reviewed a copy of the order dated
December 23, 1987 of the Securities and Exchange Commission
under Section 6(c) of the Act with respect to Dreyfus
Variable Investment Fund and a copy of the order dated
August 23, 1989 of the Securities and Exchange Commission
under Section 6(c) of the Act with respect to Dreyfus Life
and Annuity Index Fund, Inc. and, in particular, has
reviewed the conditions to the relief set forth in each
related Notice.    As set forth therein, if Dreyfus Variable
Investment Fund or Dreyfus Life and Annuity Index Fund, Inc.
is a Participating Fund, Insurance Company agrees, as
applicable, to report any potential or existing conflicts

promptly to the respective Board of Dreyfus Variable
Investment Fund and/or Dreyfus Life and Annuity Index Fund,
Inc. and, in particular, whenever contract voting
instructions are disregarded, and recognizes that it will be responsible for assisting each applicable Board in carrying
out its responsibilities under such application. Insurance
Company agrees to carry out such responsibilities with a
view to the interests of existing Contractholders.

The Dreyfus Socially Responsible Growth Fund, Inc., if it is
a Participating Fund, shall furnish Insurance Company with a copy of its application for an order of the Securities and
Exchange Commission under Section 6(c) of the Act for mixed
and shared funding relief, and the notice of such
application and order when issued by the SEC. Insurance
Company agrees to comply with the conditions on which such
order is issued, including reporting any potential or
existing conflicts promptly to the Board of The Dreyfus
Socially Responsible Growth Fund, Inc., and in particular
whenever Contractholder voting instructions are disregarded, to the extent such conditions are not materially different
from the conditions of the mixed and shared funding relief
obtained by Dreyfus Variable Investment Fund and Dreyfus
Life and Annuity Index Fund, Inc., respectively; and
recognizes that it shall be responsible for assisting the
Board of The Dreyfus Socially Responsible Growth Fund, Inc.
in carrying out its responsibilities in connection with such
order.    Insurance Company agrees to carry out such
responsibilities with a view to the interests of existing
Contractholders.

6.2	If a majority of the Board, or a majority of Disinterested
Board Members, determines that a material irreconcilable
conflict exists with regard to Contractholder investments in a Participating Fund, the Board shall give prompt notice to
all Participating Companies and any other Participating
Fund.    If the Board determines that Insurance Company is
responsible for causing or creating said conflict, Insurance
Company shall at its sole cost and expense, and to the
extent reasonably practicable (as determined by a majority
of the Disinterested Board Members), take such action as is
necessary to remedy or eliminate the irreconcilable material
conflict.    Such necessary action may include, but shall not
be limited to:

a.	Withdrawing the assets allocable to the Separate
Account from the Participating Fund and reinvesting
such assets in another Participating Fund (if
applicable) or a different investment medium, or
submitting the question of whether such segregation
should be implemented to a vote of all affected
Contractholders; and/or

b.	Establishing a new registered management investment
company.

6.3	If a material irreconcilable conflict arises as a result of
a decision by Insurance Company to disregard Contractholder
voting instructions and said decision represents a minority
position or would preclude a majority vote by all
Contractholders having an interest in a Participating Fund,
Insurance Company may be required, at the Board's election,
to withdraw the investments of the Separate Account in that
Participating Fund.

6.4	For the purpose of this Article, a majority of the
Disinterested Board Members shall determine whether or not
any proposed action adequately remedies any irreconcilable
material conflict, but in no event will any Participating
Fund be required to bear the expense of establishing a new
funding medium for any Contract.    Insurance Company shall
not be required by this Article to establish a new funding
medium for any Contract if an offer to do so has been
declined by vote of a majority of the Contractholders
materially adversely affected by the irreconcilable material conflict.

6.5	No action by Insurance Company taken or omitted, and no
action by the Separate Account or any Participating Fund
taken or omitted as a result of any act or failure to act by
Insurance Company pursuant to this Article VI, shall relieve
Insurance Company of its obligations under, or otherwise
affect the operation of, Article V.
ARTICLE VII
VOTING OF PARTICIPATING FUND SHARES

7.1	Each Participating Fund shall provide Insurance Company with copies, at no cost to Insurance Company, of the
Participating Fund's proxy material, reports to shareholders and other communications to shareholders in such quantity as
Insurance Company shall reasonably require for distributing
to Contractholders or Participants.
Insurance Company shall:

(a)	solicit voting instructions from Contractholders or
Participants on a timely basis and in accordance with
applicable law;

(b)	vote the Participating Fund shares in accordance with
instructions received from Contractholders or
Participants; and

(c)	vote the Participating Fund shares for which no
instructions have been received in the same proportion
as Participating Fund shares for which instructions
have been received.

Insurance Company agrees at all times to vote its
General Account shares in the same proportion as the
Participating Fund shares for which instructions have
been received from Contractholders or Participants.
Insurance Company further agrees to be responsible for
assuring that voting the Participating Fund shares for
the Separate Account is conducted in a manner
consistent with other Participating Companies.

ARTICLE VIII
MARKETING AND REPRESENTATIONS

8.1	Each Participating Fund or its underwriter shall
periodically furnish Insurance Company with the following
documents, in quantities as Insurance Company may reasonably request:

a.	Current Prospectus and any supplements thereto; and

b.	Other marketing materials.

Expenses for the production of such documents shall be borne by Insurance Company in accordance with Section 5.2 of this
Agreement.

8.2	Insurance Company shall designate certain persons or
entities that shall have the requisite licenses to solicit
applications for the sale of Contracts. No representation
is made as to the number or amount of Contracts that are to
be sold by Insurance Company. Insurance Company shall make
reasonable efforts to market the Contracts and shall comply
with all applicable federal and state laws in connection
therewith.

8.3	Insurance Company shall furnish, or shall cause to be
furnished, to each applicable Participating Fund or its
designee, each piece of sales literature or other
promotional material in which the Participating Fund, its
investment adviser or the administrator is named, at least
fifteen Business Days prior to its use. No such material
shall be used unless the Participating Fund or its designee
approves such material. Such approval (if given) must be in
writing and shall be presumed not given if not received
within ten Business Days after receipt of such material.
Each applicable Participating Fund or its designee, as the

case may be, shall use all reasonable efforts to respond
within ten days of receipt.

8.4	Insurance Company shall not give any information or make any representations or statements on behalf of a Participating
Fund or concerning a Participating Fund in connection with
the sale of the Contracts other than the information or
representations contained in the registration statement or
Prospectus of, as may be amended or supplemented from time
to time, or in reports or proxy statements for, the
applicable Participating Fund, or in sales literature or other promotional material approved by the applicable
Participating Fund.

8.5	Each Participating Fund shall furnish, or shall cause to be
furnished, to Insurance Company, each piece of the
Participating Fund's sales literature or other promotional
material in which Insurance Company or the Separate Account
is named, at least fifteen Business Days prior to its use.
No such material shall be used unless Insurance Company
approves such material.    Such approval (if given) must be in
writing and shall be presumed not given if not received
within ten Business Days after receipt of such material.
Insurance Company shall use all reasonable efforts to
respond within ten days of receipt.

8.6	Each Participating Fund shall not, in connection with the
sale of Participating Fund shares, give any information or
make any representations on behalf of Insurance Company or
concerning Insurance Company, the Separate Account, or the
Contracts other than the information or representations
contained in a registration statement or prospectus for the
Contracts, as may be amended or supplemented from time to
time, or in published reports for the Separate Account that
are in the public domain or approved by Insurance Company
for distribution to Contractholders or Participants, or in
sales literature or other promotional material approved by
Insurance Company.

8.7	For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import
include, without limitation, advertisements (such as
material published, or designed for use, in a newspaper,
magazine or other periodical, radio, television, telephone
or tape recording, videotape display, signs or billboards,
motion pictures or other public media), sales literature
(such as any written communication distributed or made
generally available to customers or the public, including
brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article),
educational or training materials or other communications

distributed or made generally available to some or all
agents or employees, registration statements, prospectuses,
statements of additional information, shareholder reports
and proxy materials, and any other material constituting
sales literature or advertising under National Association
of Securities Dealers, Inc. rules, the Act or the 1933 Act.

ARTICLE IX
INDEMNIFICATION

9.1	Insurance Company agrees to indemnify and hold harmless each
Participating Fund, Dreyfus, each respective Participating
Fund's investment adviser and sub-investment adviser (if
applicable), each respective Participating Fund's
distributor, and their respective affiliates, and each of
their directors, trustees, officers, employees, agents and
each person, if any, who controls or is associated with any
of the foregoing entities or persons within the meaning of
the 1933 Act (collectively, the "Indemnified Parties" for
purposes of Section 9.1), against any and all losses,
claims, damages or liabilities joint or several (including
any investigative, legal and other expenses reasonably
incurred in connection with, and any amounts paid in
settlement of, any action, suit or proceeding or any claim
asserted) for which the Indemnified Parties may become
subject, under the 1933 Act or otherwise, insofar as such
losses, claims, damages or liabilities (or actions in
respect to thereof) (i) arise out of or are based upon any
untrue statement or alleged untrue statement of any material fact contained in information furnished by Insurance Company for use in the registration statement or Prospectus or sales literature or advertisements of the respective Participating
Fund or with respect to the Separate Account or Contracts,
or arise out of or are based upon the omission or the
alleged omission to state therein a material fact required
to be stated therein or necessary to make the statements
therein not misleading; (ii) arise out of or as a result of
conduct, statements or representations (other than
statements or representations contained in the Prospectus
and sales literature or advertisements of the respective
Participating Fund) of Insurance Company or its agents, with respect to the sale and distribution of Contracts for which
the respective Participating Fund's shares are an underlying investment; (iii) arise out of the wrongful conduct of
Insurance Company or persons under its control with respect
to the sale or distribution of the Contracts or the
respective Participating Fund's shares; (iv) arise out of
Insurance Company's incorrect calculation and/or untimely
reporting of net purchase or redemption orders; or (v) arise out of any breach by Insurance Company of a material term of this Agreement or as a result of any failure by Insurance
Company to provide the services and furnish the materials or to make any payments provided for in this Agreement.
Insurance Company will reimburse any Indemnified Party in
connection with investigating or defending any such loss,
claim, damage, liability or action; provided, however, that
with respect to clauses (i) and (ii) above Insurance Company will not be liable in any such case to the extent that any
such loss, claim, damage or liability arises out of or is
based upon any untrue statement or omission or alleged
omission made in such registration statement, prospectus,
sales literature, or advertisement in conformity with
written information furnished to Insurance Company by the
respective Participating Fund specifically for use therein.
This indemnity agreement will be in addition to any
liability which Insurance Company may otherwise have.

9.2	Each Participating Fund severally agrees to indemnify and
hold harmless Insurance Company and each of its directors,
officers, employees, agents and each person, if any, who
controls Insurance Company within the meaning of the 1933
Act (collectively, the "Insurance Company Indemnified
Parties") against any losses, claims, damages or liabilities to which Insurance Company Indemnified Parties may become
subject, under the 1933 Act or otherwise, insofar as such
losses, claims, damages or liabilities (or actions in
respect thereof) joint or several (including any
investigative, legal and other expenses reasonably incurred
in connection with, and any amounts paid in settlement of,
any action, suit or proceeding or any claim asserted) (1)
arise out of or are based upon any untrue statement or
alleged untrue statement of any material fact contained in
the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund; (2)
arise out of or are based upon the omission to state in the
registration statement or Prospectus or sales literature or
advertisements of the respective Participating Fund any
material fact required to be stated therein or necessary to
make the statements therein not misleading; or (3) arise out of or are based upon any untrue statement or alleged untrue
statement of any material fact contained in the registration statement or Prospectus or sales literature or
advertisements with respect to the Separate Account or the
Contracts and such statements were based on information
provided to Insurance Company by the respective
Participating Fund; and the respective Participating Fund
will reimburse any legal or other expenses reasonably
incurred by Insurance Company Indemnified Parties in
connection with investigating or defending any such loss,
claim, damage, liability or action; provided, however, that
the respective Participating Fund will not be liable in any
such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such registration

statement, Prospectus, sales literature or advertisements in conformity with written information furnished to the
respective Participating Fund by Insurance Company
specifically for use therein. This indemnity agreement will
be in addition to any liability which the respective
Participating Fund may otherwise have.

9.3	Each Participating Fund severally shall indemnify and hold
Insurance Company harmless against any and all liability,
loss, damages, costs or expenses which Insurance Company may incur, suffer or be required to pay due to the respective
Participating Fund's (1) incorrect calculation of the daily
net asset value, dividend rate or capital gain distribution
rate; (2) incorrect reporting of the daily net asset value,
dividend rate or capital gain distribution rate; and (3)
untimely reporting of the net asset value, dividend rate or
capital gain distribution rate; provided that the respective
Participating Fund shall have no obligation to indemnify and hold harmless Insurance Company if the incorrect calculation or incorrect or untimely reporting was the result of
incorrect information furnished by Insurance Company or
information furnished untimely by Insurance Company or
otherwise as a result of or relating to a breach of this
Agreement by Insurance Company.

9.4	Promptly after receipt by an indemnified party under this
Article of notice of the commencement of any action, such
indemnified party will, if a claim in respect thereof is to
be made against the indemnifying party under this Article,
notify the indemnifying party of the commencement thereof.
The omission to so notify the indemnifying party will not
relieve the indemnifying party from any liability under this
Article IX, except to the extent that the omission results
in a failure of actual notice to the indemnifying party and
such indemnifying party is damaged solely as a result of the
failure to give such notice.    In case any such action is
brought against any indemnified party, and it notified the
indemnifying party of the-commencement thereof, the
indemnifying party will be entitled to participate therein
and, to the extent that it may wish, assume the defense
thereof, with counsel satisfactory to such indemnified
party, and to the extent that the indemnifying party has
given notice to such effect to the indemnified party and is
performing its obligations under this Article, the
indemnifying party shall not be liable for any legal or
other expenses subsequently incurred by such indemnified
party in connection with the defense thereof, other than
reasonable costs of investigation. Notwithstanding the
foregoing, in any such proceeding, any indemnified party
shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the

indemnified party shall have mutually agreed to the
retention of such counsel or (ii) the named parties to any
such proceeding (including any impleaded parties) include
both the indemnifying party and the indemnified party and
representation of both parties by the same counsel would be
inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable
for any settlement of any proceeding effected without its
written consent.

A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX. The provisions of this Article IX shall
survive termination of this Agreement.

9.5	Insurance Company shall indemnify and hold each respective
Participating Fund, Dreyfus and sub-investment adviser of
the Participating Fund harmless against any tax liability
incurred by the Participating Fund under Section 851 of the
Code arising from purchases or redemptions by Insurance
Company's General Accounts or the account of its affiliates.

ARTICLE X
COMMENCEMENT AND TERMINATION

10.1	This Agreement shall be effective as of the date hereof and
shall continue in force until terminated in accordance with the provisions herein.

10.2	This Agreement shall terminate without penalty:

a.	As to any Participating Fund, at the option of
Insurance Company or the Participating Fund at any time
from the date hereof upon 180 days' notice, unless a
shorter time is agreed to by the respective
Participating Fund and Insurance Company;

b.	As to any Participating Fund, at the option of
Insurance Company, if shares of that Participating Fund
are not reasonably available to meet the requirements
of the Contracts as determined by Insurance Company.
Prompt notice of election to terminate shall be
furnished by Insurance Company, said termination to be
effective ten days after receipt of notice unless the
Participating Fund makes available a sufficient number
of shares to meet the requirements of the Contracts
within said ten-day period;

c.	As to a Participating Fund, at the option of Insurance
company, upon the institution of formal proceedings
against that Participating Fund by the Commission,
National Association of Securities Dealers or any other

regulatory body, the expected or anticipated ruling,
judgment or outcome of which would, in Insurance
Company's reasonable judgment, materially impair that
Participating Fund's ability to meet and perform the
Participating Fund's obligations and duties hereunder.
Prompt notice of election co terminate shall be
furnished by Insurance Company with said termination to
be effective upon receipt of notice;

d.	As to a Participating Fund, at the option of each
Participating Fund, upon the institution of formal
proceedings against Insurance Company by the
Commission, National Association of Securities Dealers
or any other regulatory body, the expected or
anticipated ruling, judgment or outcome of which would,
in the Participating Fund's reasonable judgment,
materially impair Insurance Company's ability to meet
and perform Insurance Company's obligations and duties
hereunder. Prompt notice of election to terminate
shall be furnished by such Participating Fund with said
termination to be effective upon receipt of notice;

e.	As to a Participating Fund, at the option of that
Participating Fund, if the Participating Fund shall
determine, in its sole judgment reasonably exercised in
good faith, that Insurance Company has suffered a
material adverse change in its business or financial
condition or is the subject of material adverse
publicity and such material adverse change or material
adverse publicity is likely to have a material adverse
impact upon the business and operation of that
Participating Fund or Dreyfus, such Participating Fund
shall notify Insurance Company in writing of such
determination and its intent to terminate this
Agreement, and after considering the actions taken by
Insurance Company and any other changes in
circumstances since the giving of such notice, such
determination of the Participating Fund shall continue
to apply on the sixtieth (60th) day following the
giving of such notice, which sixtieth day shall be the
effective date of termination;

f.	As to a Participating Fund, upon termination of the
Investment Advisory Agreement between that
Participating Fund and Dreyfus or its successors unless
Insurance Company specifically approves the selection
of a new Participating Fund investment adviser. Such
Participating Fund shall promptly furnish notice of
such termination to Insurance Company;

g.	As to a Participating Fund, in the event that
Participating Fund's shares are not registered, issued

or sold in accordance with applicable federal law, or
such law precludes the use of such shares as the
underlying investment medium of Contracts issued or to
be issued by Insurance Company. Termination shall be
effective immediately as to that Participating Fund
only upon such occurrence without notice;

h.	At the option of a Participating Fund upon a
determination by its Board in good faith that it is no
longer advisable and in the best interests of
shareholders of that Participating Fund to continue to
operate pursuant to this Agreement.    Termination
pursuant to this Subsection (h) shall be effective upon
notice by such Participating Fund to Insurance Company
of such termination;

i.	At the option of a Participating Fund if the Contracts
cease to qualify as annuity contracts or life insurance
policies, as applicable, under the Code, or if such
Participating Fund reasonably believes that the
Contracts may fail to so qualify;

j.	At the option of any party to this Agreement, upon
another party's breach of any material provision of
this Agreement;

k.	At the option of a Participating Fund, if the Contracts
are not registered, issued or sold in accordance with
applicable federal and/or state law; or

l.	Upon assignment of this Agreement, unless made with
the written consent of every other non-assigning party.

Any such termination pursuant to Section 10.2a, 10.2d,
10.2e, 10.2f or 10.2k herein shall not affect the operation
of Article V of this Agreement. Any termination of this
Agreement shall not affect the operation of Article IX of
this Agreement.

10.3	Notwithstanding any termination of this Agreement pursuant
to Section 10.2 hereof, each Participating Fund and Dreyfus
may·, at the option of the Participating Fund, continue to
make available additional shares of that Participating Fund
for as long as the Participating Fund desires pursuant to
the terms and conditions of this Agreement as provided
below, for all Contracts in effect on the effective date of
termination of this Agreement (hereinafter referred to as
"Existing Contracts"). Specifically, without limitation, if
that Participating Fund and Dreyfus so elect to make
additional Participating Fund shares available, the owners
of the Existing Contracts or Insurance Company, whichever
shall have legal authority to do so, shall be permitted to

reallocate investments in that Participating Fund, redeem
investments in that Participating Fund and/or invest in that
Participating Fund upon the making of additional purchase
payments under the Existing Contracts. In the event of a
termination of this Agreement pursuant to Section 10.2
hereof, such Participating Fund and Dreyfus, as promptly as
is practicable under the circumstances, shall notify
Insurance Company whether Dreyfus and that Participating
Fund will continue to make that Participating Fund's shares
available after such termination.    If such Participating
Fund shares continue to be made available after such
termination, the provisions of this Agreement shall remain
in effect and thereafter either of that Participating Fund
or Insurance Company may terminate the Agreement as to that
Participating Fund, as so continued pursuant to this Section
10.3, upon prior written notice to the other party, such
notice to be for a period that is reasonable under the
circumstances but, if given by the Participating Fund, need
not be for more than six months.

10.4	Termination of this Agreement as to any one Participating
Fund shall not be deemed a termination as to any other
Participating Fund unless Insurance Company or such other
Participating Fund, as the case may be, terminates this
Agreement as to such other Participating Fund in accordance
with this Article X.

ARTICLE XI
AMENDMENTS

11.1	Any other changes in the terms of this Agreement, except for the addition or deletion of any Participating Fund as
specified in Exhibit A, shall be made by agreement in
writing between Insurance Company and each respective
Participating Fund.

ARTICLE XII
NOTICE

12.1	Each notice required by this Agreement shall be given by
certified mail, return receipt requested, to the appropriate parties at the following addresses:

Insurance Company:	Prudential Insurance Co.
751 Broad Street
Newark, New Jersey 07102
Attn:    Mary Cavanaugh, Esq.

Participating Funds:	[Name of Fund]
c/o Premier Mutual Fund Services,
Inc.
200 Park Avenue, 6th Floor West

New York, New York    10166
Attn:    Elizabeth A. Keeley, Esq.

with copies to:	[Name of Fund]
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Attn:	Mark N. Jacobs, Esq.
Lawrence B. Stoller, Esq.

Stroock & Stroock & Lavan
7 Hanover Square
New York, New York 10004-2696

Attn:	Lewis G. Cole, Esq.
Stuart H. Coleman, Esq.

Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.

ARTICLE XIII
MISCELLANEOUS

13.1	This Agreement has been executed on behalf of each Fund by
the undersigne officer of the Fund in his capacity as an
officer of the Fund. The obligations of this Agreement
shall only be binding upon the assets and property of the
Fund and shall not be binding upon any director, trustee,
officer or shareholder of the Fund individually. It is
agreed that the obligations of the Funds are several and not joint, that no Fund shall be liable for any amount owing by
another Fund and that the Funds have executed one instrument for convenience only.

ARTICLE XIV
LAW

14.1	This Agreement shall be construed in accordance with the
internal laws of the State of New York, without giving
effect to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this
Agreement to be duly executed and attested as of the date first above written.
PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:/s/Illegible Signature
Its: Vice President

Attest: /s/Illegible Signature

DREYFUS LIFE AND ANNUITY INDEX FUND,
INC. (d/b/a DREYFUS STOCK INDEX FUND)

By:/s/Illegible Signature
Its: Vice President

Attest: /s/Illegible Signature

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.

By:/s/Illegible Signature
Its: Vice President

Attest: /s/Illegible Signature

EXHIBIT A
LIST OF PARTICIPATING FUNDS

Dreyfus Variable Investment Fund
Capital Appreciation Portfolio
International Equity Portfolio
International Value Portfolio
Quality Bond Portfolio
Small Cap Portfolio
Disciplined Stock Portfolio
Growth and Income Portfolio
Managed Assets Portfolio
Zero Coupon 2000 Portfolio
Small Company Stock Portfolio

The Dreyfus Socially Responsible Growth Fund, Inc.